EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2010 Third Quarter Results

ALPHARETTA, GEORGIA — November 3, 2010 — Neenah Paper, Inc. (NYSE:NP) today reported a 30 percent increase in income from continuing operations in the third quarter of 2010. Earnings per diluted common share of $0.30 in the third quarter of 2010 compared to earnings of $0.23 per share in the third quarter of 2009. Net sales of $161.5 million in the third quarter of 2010 rose eight percent compared to the third quarter of 2009, while consolidated operating income of $11.7 million in the current quarter increased nine percent compared to $10.7 million in the third quarter of 2009.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer, said “We are pleased with our performance again this quarter. Our businesses are executing well, with volume growth above market rates, an improved product mix and continued cost reductions. The success of these efforts is seen in our ability to grow earnings and expand margins this quarter, overcoming an $11 million year-on-year impact from record high pulp prices. Our strong business performance and cash flow generation resulted in further declines in net debt, which is now 34 percent below the beginning of the year.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $94.8 million in the third quarter of 2010 increased nine percent compared to $87.1 million in the third quarter of 2009. Sales volumes were up six percent, led by growth in abrasive, graphics and identification and wall covering products.  Increased average selling prices reflected an improved mix of more advanced, higher value products and price increases implemented over the past year. Partly offsetting the benefits of higher volumes and prices was a weaker Euro, which reduced third quarter sales in 2010 by approximately $6 million, or seven percent.

Operating income was $7.0 million in the third quarter of 2010, an increase of 35 percent from $5.2 million in the prior year period.  The improvement in both operating income and margins resulted from increased volumes and operating efficiencies and higher average selling prices, including benefits from the more favorable mix. These items combined to offset more than $7 million of higher input costs in 2010, primarily for pulp and latex, as well as costs for scheduled maintenance downs.

Fine Paper third quarter 2010 net sales of $66.7 million grew six percent compared to $63.0 million in 2009. The increase in sales resulted from both a three percent increase in volumes and higher net selling prices. Sales reflected continued increases in core premium branded products and double-digit gains in targeted growth markets, including international, labels and luxury packaging.

Operating income was $8.7 million in the third quarter of 2010 compared to $9.6 million in the prior year. Operating income decreased nine percent in 2010 as benefits from higher selling prices, volumes and a more efficient cost structure did not fully offset more than $5 million of increased manufacturing input costs, primarily for pulp.

Consolidated selling, general and administrative (SG&A) expense was $16.6 million in the third quarter of 2010 and decreased $1.5 million compared to the prior year period. The lower expense in 2010 resulted from cost reduction initiatives as well as timing of expenses. Unallocated corporate expense of $4.0 million in the third quarter of 2010 compared to $4.1 million in the prior year.

Net interest expense of $4.8 million in the third quarter of 2010 was $0.6 million less than the prior year period, due to lower average debt levels in 2010.

The effective tax rate was 32 percent for the third quarter of 2010 compared to a rate of 36 percent in the third quarter of 2009.

Cash flow provided from operations was $13.7 million in the third quarter of 2010, consistent with the first and second quarters of 2010, but below $19.2 million in the third quarter of 2009. Cash flow was higher in 2009 as a result of declines in working capital in that year. Capital spending was $6.2 million in the third quarter of 2010 and $1.8 million in the third quarter of 2009.

Net debt as of September 30, 2010 was $208 million, consisting of debt of $247 million less cash and cash equivalents of $39 million. Net debt decreased by $110 million from $318 million in the third quarter of 2009 as a result of using proceeds from the March 2010 sale of timberlands and cash generated from operations to reduce debt.

Year to Date

Net sales of $497.4 million in 2010 grew 19 percent from $419.4 million in 2009. The $78.0 million increase in year-to-date sales in 2010 was due to higher volumes in both segments, which reflected improved market conditions and increased net selling prices resulting from both price increases and a higher value mix.

Operating income of $41.8 million in 2010 compared to $5.1 million in 2009. Operating income in 2009 included a charge of $17.6 million related to the May 2009 closure of the fine paper mill in Ripon, California. Excluding charges for the Ripon mill closure, operating income increased $19.1 million, or more than 80 percent, in 2010 as a result of increased volumes, cost improvements and higher selling prices, which combined were more than able to offset approximately $23 million of higher input costs.

Cash flow provided from operating activities through September 2010 was $42.4 million, a reduction of $12.0 million compared to $54.4 million in the prior year. Cash flows in 2009 included a $32 million reduction in working capital as a result of lower inventory and receivables levels following the economic crisis, as well as a $10.9 million refund received for U.S. income taxes. Excluding working capital changes, cash from operations increased $19.7 million in 2010 primarily due to increased operating earnings.

Year-to-date capital spending in 2010 of $10.9 million compared to $6.0 million in the prior year period when spending was restricted during the economic crisis.

Discontinued Operations

For the nine months ended September 30, 2010, income from discontinued operations was $134.0 million, primarily from a gain on the sale of timberlands and commensurate reclassification of foreign currency translation gains from accumulated other comprehensive income into earnings, following the company’s substantially complete liquidation of its Canadian investments in March 2010. Losses from discontinued operations for the first nine months of 2009 were $0.2 million.

Conference Call

Neenah Paper will hold a webcast to discuss third quarter earnings and other matters of interest at 11 a.m. Eastern time on Thursday, November 4. Stockholders and other interested parties are invited either to listen live to the webcast or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for international callers. All participants should use conference ID 19663285.

A replay of the call will be available through the company’s web site until November 30, 2010, and also can be accessed by dialing (800) 642-1687 in the U.S. or (706) 645-9291 internationally, using conference ID 19663285.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices for pulp, energy, latex and other raw materials, (ii) worldwide economic conditions, (iii) U.S. dollar/Euro and other exchange rates, (iv) significant capital and credit market volatility, (v) the availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Sales	$161.5	$150.1	$497.4	$419.4
Cost of products sold	133.7	121.8	405.1	346.4
Gross Profit	27.8	28.3	92.3	73.0
Selling, general and administrative expenses	16.6	18.1	51.6	51.0
Restructuring costs	—	(0.4)	—	17.6
Other income - net	(0.5)	(0.1)	(1.1)	(0.7)
Operating Income (Loss)	11.7	10.7	41.8	5.1
Interest expense-net	4.8	5.4	15.5	16.4
Income (Loss) From Continuing Operations Before Income Taxes	6.9	5.3	26.3	(11.3)
Provision (benefit) for income taxes	2.2	1.9	8.0	(5.4)
Income (Loss) From Continuing Operations	4.7	3.4	18.3	(5.9)
Income (Loss) From Discontinued Operations, net of income taxes	(0.6)	(0.2)	134.0	(0.2)
Net Income (Loss)	$4.1	$3.2	$152.3	$(6.1)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.32	$0.23	$1.24	$(0.40)
Discontinued Operations	(0.04)	(0.01)	9.06	(0.01)
	$0.28	$0.22	$10.30	$(0.41)

Diluted
Continuing Operations	$0.30	$0.23	$1.18	$(0.40)
Discontinued Operations	(0.04)	(0.01)	8.64	(0.01)
	$0.26	$0.22	$9.82	$(0.41)

Weighted Average Common
Shares Outstanding (000s)
Basic	14,763	14,656	14,727	14,652

Diluted	15,620	14,850	15,448	14,652

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net Sales:
Technical Products	$94.8	$87.1	$292.2	$230.3
Fine Paper	66.7	63.0	205.2	189.1
Consolidated	$161.5	$150.1	$497.4	$419.4

Operating Income (Loss):
Technical Products	$7.0	$5.2	$24.8	$7.9
Fine Paper	8.7	9.6	27.4	8.2
Corporate and other	(4.0)	(4.1)	(10.4)	(11.0)
Consolidated	$11.7	$10.7	$41.8	$5.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$38.7	$5.6
Accounts receivable - net	81.1	67.7
Inventories	71.3	70.7
Deferred income taxes	14.7	61.7
Prepaid and other current assets	18.2	24.5
Total current assets	224.0	230.2
Property, plant and equipment - net	265.4	284.4
Deferred income taxes	49.4	36.5
Goodwill and other intangibles - net	67.6	72.4
Other non-current assets	12.0	13.1
Total assets	$618.4	$636.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$14.0	$55.6
Accounts payable	31.7	27.2
Accrued expenses	55.3	48.6
Total current liabilities	101.0	131.4
Long-term debt	232.4	263.6
Deferred income taxes	21.5	23.7
Non-current employee benefits	98.5	105.0
Other noncurrent obligations	2.9	3.3
Total liabilities	456.3	527.0
Stockholders’ equity	162.1	109.6
Total liabilities and stockholders’ equity	$618.4	$636.6

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating Activities
Net income (loss)	$152.3	$(6.1)
Depreciation and amortization	23.4	25.5
Stock-based compensation	3.7	3.5
Deferred income tax provision (benefit)	33.8	(7.8)
Pre-tax (gains) losses on disposal of assets	(162.0)	6.3
Decrease (increase) in working capital	(1.9)	29.8
Pension and other postretirement benefits	(6.1)	4.2
Other	(0.8)	(1.0)
Cash provided by operating activities	42.4	54.4
Investing Activities
Capital expenditures	(10.9)	(6.0)
Net proceeds from sale of the Woodlands	78.0	0.7
Other	(0.4)	0.1
Cash provided by (used in) investing activities	66.8	(5.2)
Financing Activities
Short and long-term borrowings	9.2	12.5
Repayment of debt	(81.1)	(54.4)
Cash dividends paid	(4.4)	(4.4)
Other	0.1	(0.1)
Cash used in financing activities	(76.2)	(46.4)
Effect of exchange rates on cash and cash equivalents	0.1	—
Net increase in cash and cash equivalents	$33.1	$2.8